Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2025, Companhia Paranaense de Energia ‒ Copel (“Copel,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

#	Title of each class	Trading symbol(s)	Name of each exchange on which registered
I.	Common Shares, without par value	N/A	NYSE*
II.	American Depositary Shares (as evidenced by American Depositary Receipts), each representing four Common Shares of COPEL	ELPC	NYSE
*    Shares are not listed for trading, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the New York Stock Exchange.
Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2025, unless otherwise indicated herein.

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Exhibit 2.4

I.COMMON SHARES
The following description of our share capital and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, our bylaws, Brazilian Corporation Law and any other applicable law concerning Brazilian companies, as amended from time to time.
A copy of our bylaws is attached to our annual report as Exhibit 1.1. We encourage you to read our bylaws and the applicable sections of our annual report for additional information.
Share Capital
Our capital stock is composed of common shares and one special class preferred share, all without par value and denominated in reais. As of December 31, 2025 our share capital, including shares in treasury, was represented by 2,982,810,591 shares, without par value, being 2,982,810,590 common shares, and 1 special class preferred share held exclusively by the State of Paraná (golden share).
In addition to the negotiation of ADSs in the United States, as detailed in item II below, our Common Shares trade on B3 (Brasil, Bolsa, and Balcão) market under the symbol “CPLE3”. The Company is listed on the Novo Mercado segment of B3, which imposes enhanced corporate governance requirements, including the requirement that the Company may only issue common shares. On March 31, 2026, approximately 330,000 shareholders owned CPLE3 shares Our shares are also listed on Latibex, an Euro-based market for Latin American securities. The shares trade under the ticker “XCOPO”. All of our shares are registered in book-entry form with a transfer agent on behalf of their holders, with share certificates issued by the Company.
Pursuant to CVM regulations, any Brazilian public company’s (i) direct or indirect controlling shareholders, (ii) shareholders who have elected members of such company’s board of directors or fiscal council, as well as (iii) any person or group of persons representing the same interest, in each case that has directly or indirectly acquired or sold an interest that exceeds (either upward or downward) the threshold of 5%, or any multiple thereof, of the total number of shares of any type or class, must disclose such shareholder’s or person’s share ownership or divestment, immediately after the acquisition or sale, to the CVM and the B3.
Changes to Our Share Capital
Changes to our share capital are decided by our shareholders. Our shareholders may at any time at a shareholders’ meeting decide to increase or decrease our share capital, and capital increases are subject to the preemptive rights held by all shareholders, in proportion to his or her shareholding. A minimum period of 30 days following the publication of notice of a capital increase is assured for the exercise of the right, and the right is transferable.
Any shareholders’ resolution must satisfy the quorum and all other legal requirements established in the Brazilian Corporation Law and in our bylaws. No shareholder is liable to make any further contribution to our capital stock other than with respect to the liability to pay the issue price of the shares subscribed or acquired by such shareholder.
We may issue shares up to the limit of the authorized capital, excluding right of first refusal to the shareholders, as provided for in the Brazilian Corporation Law and in our bylaws.
Dividends
Our dividend payments are subject to the provisions of Brazilian Corporation Law, and applicable local laws, and regulations and our bylaws. Our distributions can include dividends or interest on net equity (juros sobre capital próprio). The payment of interest on net equity is subject to withholding income tax, pursuant to Brazilian tax laws, which is not levied upon payments of dividends.
The profits are distributed in proportion to the number of shares owned by each shareholder on the applicable record date. Under Brazilian Corporation Law and our by-laws, we must pay our shareholders a mandatory distribution equal to at least 25% of our adjusted net profit for the preceding fiscal year.
Payments of dividends for each fiscal year or payment of interest on net equity must be within 60 days from the shareholders’ meeting in which the distribution was approved, unless a shareholders’ resolution determines another date, not later than the end of the fiscal year in which such dividend was declared.

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Exhibit 2.4

The Brazilian Corporation Law permits, however, a company to suspend the mandatory distribution of dividends if its board of directors reports to the shareholders’ meeting that the distribution would be incompatible with the financial condition of the company, subject to approval by the shareholders’ meeting and review by the fiscal council.
The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the requirements of the Brazilian Corporation Law. In addition, amounts arising from tax incentive benefits or rebates are appropriated to a separate capital reserve in accordance with the Brazilian Corporation Law. This investment incentive reserve is not normally available for distribution, although it can be used to absorb losses under certain circumstances or be capitalized. Amounts appropriated to this reserve are not available for distribution as dividends.
The Brazilian Corporation Law permits a company to pay interim dividends out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by its shareholders. We may prepare financial statements semiannually or for shorter periods. Pursuant to our bylaws, our management may declare interim dividends, and interest on equity to be paid from profits registered in annual or interim financial statements, or the distribution interquartile dividends and interest on equity based on profit for the current fiscal year recorded in interim, semi-annual, or quarterly or shorter periods financial statements in accordance with the Company’s dividend policy. Any payment of interim dividends counts towards the mandatory dividend for the year in which the interim dividends were paid.
According to our bylaws, shareholders are entitled to receive annual, non-cumulative minimum dividends, divided equally among all our shareholders. Holders of ADSs are paid dividends equal to those of their underlying shares.
In order to be eligible to receive amounts remitted in foreign currency outside of Brazil, shareholders who are not residents of Brazil must register with the Central Bank in order to receive dividends, sales proceeds or other amounts with respect to their shares. The shares underlying the ADSs are held in Brazil by the custodian, as agent for the depositary, which is the registered owner of our shares.
Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the custodian on behalf of the depositary, which will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs. In the event that the custodian is unable to immediately convert the Brazilian currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by devaluations of the Brazilian currency that occur before such dividends are converted and remitted. In the event the holder of an ADS fails to collect its dividends from the custodian within three years, counted as of the date when such dividend was made available, Brazilian Corporation Law states that such dividends may be returned to us. In this case, the ADS holder shall lose its right to receive the dividends.
If any dividend has not been claimed for three years after the date such dividend became due for payment, it will be forfeited and will revert to us.
Voting Rights
Our annual shareholders’ meeting must be held by April 30 of each year. Additionally, our board of directors or, in some specific situations set forth in Brazilian Corporation Law our shareholders or our fiscal council, may call our extraordinary shareholders’ meetings.
Holders of our Common Shares are entitled to one voting right for each unit of common shares held. Holders of ADSs may exercise their voting rights in accordance with its underlying shares.
Generally, the quorum required to hold shareholders’ meetings is at least one-quarter of our issued and outstanding common shares, except as provided for by Brazilian Corporation Law and our bylaws in relation to decisions regarding certain matters. Decisions are made by simple majority, except where Brazilian Corporation Law or our bylaws provide for a different quorum.
Certain matters require majority quorum for approval, including any amendment to our bylaws and the issuance of new shares. In addition, the appointment of a specialized firm to prepare an appraisal report of our shares in case of cancellation of our registration as a publicly-held company requires a special quorum, pursuant to the terms of B3 regulations.
Under Brazilian Corporation Law, minority shareholders representing at least 5% of our voting capital stock have the right to demand a cumulative voting procedure to elect a member of our board of directors.

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Exhibit 2.4

Preemptive Rights
Our shareholders have a general preemptive right to subscribe for shares in any capital increase, in proportion to his or her ownership, as provided for in the Brazilian Corporation Law. A minimum period of 30 days following the publication of notice of a capital increase is assured for the exercise of the right, and the right is transferable. We may issue shares up to the limit of the authorized capital, excluding right of first refusal to the shareholders, as provided for in the Brazilian Corporation Law and in our bylaws.
Restrictions on Non-Brazilian Holders
Foreign investors face no legal restrictions barring them from holding Common Shares or ADSs.
The ability to convert into foreign currency dividend payments and proceeds from the sale of Common Shares, or ADSs or from the exercise of preemptive rights, and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, the registration of the relevant investment with the Central Bank. Any foreign investor who registers with the CVM in accordance with CMN/Bacen Resolution No. 13/2024 may buy and sell securities on Brazilian stock exchanges without obtaining a separate certificate of registration for each transaction.
CMN/Bacen Resolution No. 13/2024 allows Brazilian companies to issue Depositary receipts in foreign exchange markets. Our ADS program is duly registered with the Central Bank and the CVM.
Our bylaws do not impose any limitation on the rights of Brazilian residents or non-residents to hold our shares and ADSs and exercise the rights in connection therewith.
Liquidation Rights
In the event of liquidation of the Company, after all creditors have been paid, all holders of common shares will participate equally and ratably in any remaining residual assets.
Right of Withdrawal
Our common shares are not redeemable, except that under certain circumstances provided for in Brazilian Corporation Law, a dissenting shareholder has the right to withdraw their equity interest from us and receive reimbursement. According to Article 98 of our bylaws, the amount to be paid by us for the reimbursement of shares held by shareholders who have exercised their right of withdrawal, in cases authorized by law, shall correspond to the book value per share, determined based on the last set of financial statements approved by the general assembly. Shareholders may also request a special balance sheet in cases provided for in Article 45 of the Brazilian Corporation Law.
Exit from the Novo Mercado
Pursuant to Article 94 of our bylaws, a voluntary exit from the Novo Mercado must be preceded by a public offer to acquire shares that observes the procedures provided for in the regulations issued by the Securities and Exchange Commission on public offers to acquire shares to cancel the registration of a publicly traded company and the following requirements: (i) the price offered must be fair, and it is possible to request a new evaluation of the Company; and (ii) shareholders holding more than 1/3 of the outstanding shares must accept the public offer to acquire shares or expressly agree to the exit. Voluntary departure from the Novo Mercado may occur regardless of the public offer, in the event of dismissal approved at the General Meeting, pursuant to the terms of the Novo Mercado Regulation.
Arbitration
The Company, its shareholders, administrators and members of the Audit Committee, if installed, and alternates, are forced to solve, through arbitration, before the Market Arbitration Chamber, in the form of its regulation, any and all disputes or controversies that may arise between them, related to or arising from their status as an issuer, shareholders, administrators, members of the supervisory board, members of Statutory Committees and, in particular, arising from of the provisions contained in Federal Law No. 6,404/1976, in Federal Law No. 6,385/76, in the standards edited by the National Monetary Council, by the Central Bank of Brazil and the Securities and Exchange Commission, as well as other standards applicable to the operation of the capital market in general, in addition to those contained in the Novo Mercado Regulation, the other regulations of B3 and the participation agreement in the Novo Mercado.

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Exhibit 2.4

II.AMERICAN DEPOSITARY SHARES
The following description of the ADSs and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by the Deposit Agreement (as defined below), the forms of ADSs, which contain the terms of the ADSs, and any applicable law, as amended from time to time.
A copy of the Deposit Agreement (as defined below) is attached to our annual report as Exhibits 2.1 and 2.2. Copies of the Deposit Agreement are also available for inspection at the offices of our Depositary.
We encourage you to read the Deposit Agreement (defined below), the ADS forms and the applicable sections of our annual report for additional information.
General
In the United States, we trade ADSs, which comprise our ADSs representing four Common Shares each. The ADSs trade on the NYSE under the symbol “ELPC”.
The Bank of New York Mellon acts as Depositary for our ADSs (“Depositary”). In its capacity, the Depositary will register and deliver (i) the Common Share ADSs, each representing an ownership interest in four common shares deposited with the custodian, as agent of the Depositary, under the deposit agreement dated as of December 28, 2023, between us, the Depositary, and registered holders and beneficial owners from time to time of the Commons Shares ADSs (the “Deposit Agreement”), and (ii) any other securities, cash or other property which may be held by the Depositary.
The principal executive office of the Depositary is currently located at 240 Greenwich Street, New York, NY 10286, United States of America.
You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the Depositary, you are an ADS holder. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADS holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.
The ability of ADS holders to exercise preemptive rights is not assured, particularly if the applicable law in the holder’s jurisdiction (for example, the Securities Act in the United States) requires that either a registration statement be effective or an exemption from registration be available with respect to those rights, as is in the case in the United States. We are not obligated to extend the offer of preemptive rights to holders of ADSs, to file a registration statement in the United States, and we cannot assure you that we will file any such registration statement. Accordingly, you may receive only the net proceeds from the sale of your preemptive rights by the Depositary or, if the preemptive rights cannot be sold, they will be allowed to lapse. If you are unable to participate in rights offerings, your holdings may also be diluted.
The Depositary will be the holder of the shares underlying the ADSs. As a holder of ADSs, you will have ADS holder rights, which are set out in the Deposit Agreement. The Deposit Agreement also set out the rights and obligations of the Depositary.
Share Dividends and Other Distributions
We may make various types of distributions with respect to the shares underlying our ADSs, as detailed below. The Depositary has agreed that, to the extent practicable, it will pay to ADS holders the dividends or other distributions it or the custodian receives in relation to their Common Shares, making any necessary deductions provided for in the Deposit Agreement. The Depositary may utilize a division, branch or affiliate of the Depositary to direct, manage and/or execute any public and/or private sale of shares under the Deposit Agreement. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary. ADS holders will receive these distributions in proportion to the number of underlying Common Shares that such ADS represent. Except as stated below, the Depositary will deliver such distributions to ADS holders in proportion to their interests in the following manner:

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Exhibit 2.4

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Cash.  Whenever the Depositary receives any cash dividend or other cash distribution on any shares underlying the ADSs, the Depositary shall convert such dividend or distribution into Dollars, transfer such Dollars to the United States and distribute the amount thus received to the holders entitled thereto, in proportion to the number of ADS representing such underlying shares to the ADSs held by each of them respectively; provided, however, that in the event that the Company or the Depositary shall be required to withhold and does withhold from such cash dividend or such other cash distribution an amount on account of taxes and other governmental charges, the amount distributed to the holders of ADSs shall be reduced accordingly. The Depositary shall distribute only such amounts as can be distributed without distributing to any holder a fraction of one cent and any balance that is not so distributed shall be held by the Depositary (without liability for the interest thereon) and shall be added to and be part of the next sum received by the Depositary for distribution to the holders of ADSs then outstanding.

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Shares.  If any distribution upon any ADSs consists of a dividend in, or free distribution of, shares that that results in a distribution of additional Common Shares, the Depositary may deliver to the owners entitled thereto, in proportion to the number of ADSs representing such underlying shares to the ADSs held by each of them respectively, an aggregate number of ADSs evidencing an aggregate number of ADSs representing the amount of Common Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of the Common Shares and the issuance of ADSs, including the withholding of any tax or other governmental charge and the payment of the fees of the Depositary as provided in the Deposit Agreement. In lieu of delivering receipts for fractional ADSs in any such case, the Depositary shall sell the amount of Common Shares represented by the aggregate of such fractions and distribute the net proceeds; provided, however, that no distribution to holders shall be unreasonably delayed by any action of the Depositary. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Common Shares. In addition, the Depositary may withhold any distribution of ADSs if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act; provided that, in any such event, the Depositary may sell a portion of the distributed Common Shares (or ADSs representing those Common Shares) subject to the conditions described in the Deposit Agreement.

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Rights to purchase additional Common Shares.  If we offer holders of our securities any rights to subscribe for additional Common Shares or any other securities or rights, the Depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights to the extent practicable and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the Depositary does not do any of those things, it will allow the rights to lapse. In that case, ADS holders will receive no value for them. The Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the Depositary that it is legal to do so. If the Depositary exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new Common Shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the Depositary. U.S. securities laws may restrict the ability of the Depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. For more information, please read the Deposit Agreement.

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Other Distributions.  Whenever the Depositary shall receive any distribution, the Depositary shall cause the securities or property received by it to be distributed to the holders entitled thereto, in proportion to the number of ADSs representing such deposited Common Shares held by each of them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among the holders entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Depositary to the holders entitled thereto as in the case of a distribution received in cash. No distribution to holders shall be unreasonably delayed by any action of the Depositary or any of its agents. To the extent such securities or property or the net proceeds thereof are not distributed to holders, the same shall constitute deposited securities and each ADS shall thereafter also represent its proportionate interest in such securities, property or net proceeds.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, Common Shares, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, Common Shares, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
The Depositary will deliver ADSs if investors or their broker deposits Common Shares or evidence of rights to receive Common Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names requested and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

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Exhibit 2.4

ADS holders may surrender their ADSs to the Depositary for the purpose of withdrawal. Upon payment of Depositary’s fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the Common Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the ADS holder request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible. However, the Depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The Depositary may charge a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
Investors may surrender their certified ADS to the Depositary for the purpose of exchanging them for uncertificated ADSs. The Depositary will cancel the receipt evidencing those certified ADS and will send to the holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs.
The Depositary may only restrict the withdrawal of deposited securities in connection with the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933:

●	temporary delays caused by closing our transfer books or those of the Depositary or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
●	the payment of fees, taxes and similar charges; or
●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of deposited securities.
This right of withdrawal may not be limited by any other provision of the Deposit Agreement.
Voting Rights
Only the Common Shares that underlie ADSs have full voting rights. Holders of the ADSs are entitled to the contractual rights set forth for their benefit under the Deposit Agreement.
Upon receipt of notice of any meeting or solicitation of proxies of holders of Common Shares underlying such ADSs, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the holders a notice, the form of which notice shall be in the sole discretion of the Depositary, that shall contain (a) such information as is contained in such notice of meeting, (b) a statement that the holders as of the close of business on a specified record date will be entitled, subject to any applicable provision of Brazilian law and our bylaws, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Common Shares represented by their respective ADSs and (c) a statement as to the manner in which such instructions may be given and (iv) the last day on which the Depositary will accept instructions.
Upon the written request of an holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, in so far as practicable and permitted under Brazilian law and the bylaws, to vote or cause to be voted the amount of Common Shares represented by the ADSs in accordance with the instructions set forth in such request.
We cannot assure ADS holders that they will receive the voting materials in time to ensure that they can instruct the Depositary to vote the shares underlying their ADSs. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise voting rights and there may be nothing they can do if the shares underlying their ADSs are not voted as requested.
In order to give Owners a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to the Common Shares, we must give the Depositary notice of the meeting, details concerning the matters to be voted upon and copies of materials to be made available to holders of the Common Shares in connection with the meeting not less than 45 days prior to the meeting date.

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Exhibit 2.4

Amendment and Termination
We may agree with the Depositary to amend the Deposit Agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADSs and the amended and restated deposit agreement as amended.
The Depositary shall at any time, at the direction of the Company, terminate this Deposit Agreement by mailing notice of such termination to ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination.
The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and ADSs holders then outstanding, such termination to be effective on a date specified in such notice not less than 90 days after the date thereof, if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.
At any time after the expiration of one year from the date of termination, the Depositary may sell the Common Shares then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs which have not theretofore been surrendered, such holders thereupon becoming general creditors of the Depositary with respect to such net proceeds and such other cash. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary provided for in the Depositary Agreements.
Limitations on Obligations and Liability to ADS Holders
Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADSs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the Depositary or its custodian may require:

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payment with respect thereto of (i) any tax or other governmental charge, (ii) any stock transfer or registration fees in effect in respect to the Common Shares and (iii) any applicable fees and expenses described in the Deposit Agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADSs, as it may deem necessary or proper; and

●	compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.
The Deposit Agreement expressly limit the obligations and liability of the Depositary, ourselves and each of our and the Depositary’s respective agents, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights which ADS holders may have under the Securities Act of 1933 or the Exchange Act, to the extent applicable.
The Company assumes no obligation nor shall it be subject to any liability under the Deposit Agreement to holders or beneficial holders, except that it agrees to perform its obligations without negligence or bad faith.
The Depositary shall not be subject to any liability with respect to the validity or worth of the deposited securities or the ADSs.
Neither the Depositary nor we shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any deposited securities or in respect of the ADSs, on behalf of any Common Shares or ADS holders or other person.

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Exhibit 2.4

Neither the Depositary nor we shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Common Shares for deposit, any owners of ADSs, or any other person believed by it in good faith to be competent to give such advice or information.
The Depositary shall not be liable for any acts or omissions made by a successor Depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.
In the absence of bad faith on its part, the Depositary shall not be responsible for any failure to carry out any instructions to vote any of the underlying shares to the ADSs or the ADSs or for the manner in which any such vote is cast or the effect of any such vote.
The Depositary shall have no duty to make any determination or provide any information as to our or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs.
The Depositary shall not be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.
No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.
Additionally, none of us, the Depositary or the custodian shall be liable for the failure by any ADS holder to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADS holder’s income tax liability.
The Depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.
Books of Depositary
The Depositary or its agent will keep books for the registration and transfers of ADSs, which shall be open for inspection by the ADS holders at the Depositary’s office during regular business hours, provided that such inspection is not for the purpose of communicating with ADS holders in the interest of a business or object other than our or a matter related to the Deposit Agreement or the ADSs. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the Depositary, and the Depositary may also close the issuance book portion of such register when reasonably requested by us solely in order to enable us to comply with applicable law.

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